Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163104, 333-135614, 333-129267, 333-116365, 333-58162, and 333-92053 on Forms S-8 of our report dated June 25, 2010, relating to the financial statements and supplemental schedule of the Merit Medical Systems, Inc. 401(k) Profit Share Plan, appearing in this Annual Report on Form 11-K of Merit Medical Systems, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

June 28, 2010